   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 2000


                                                      REGISTRATION NO. 333-43420

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                       DITECH COMMUNICATIONS CORPORATION

             (Exact name of registrant as specified in its charter)

                DELAWARE                                  94-2935531
    (State or other jurisdiction of          (I.R.S. Employer Identification No.)
     incorporation or organization)

                            825 E. MIDDLEFIELD ROAD
                            MOUNTAIN VIEW, CA 94043
                                 (650) 623-1300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                             TIMOTHY K. MONTGOMERY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       DITECH COMMUNICATIONS CORPORATION
                            825 E. MIDDLEFIELD ROAD
                            MOUNTAIN VIEW, CA 94043
                                 (650) 623-1300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   Copies to:
                              BRETT D. WHITE, ESQ.
                               COOLEY GODWARD LLP
                             FIVE PALO ALTO SQUARE
                              3000 EL CAMINO REAL
                            PALO ALTO, CA 94306-2155
                                 (650) 843-5000
                           --------------------------

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
               THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE
                      DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

                                   PROSPECTUS


                       DITECH COMMUNICATIONS CORPORATION

                                2,041,897 SHARES

                                  COMMON STOCK


THE SELLING STOCKHOLDERS:           The selling stockholders identified in this prospectus
                                    are selling 2,041,897 shares of our common stock.

                                    We are not selling any shares of our common stock under
                                    this prospectus and will not receive any of the proceeds
                                    from the sale of shares by the selling stockholders.

OFFERING PRICE:                     The selling stockholders may sell the shares of common
                                    stock described in this prospectus in a number of
                                    different ways and at varying prices. We provide more
                                    information about how they may sell their shares in the
                                    section titled "Plan of Distribution" on page 14.

TRADING MARKET:                     Our common stock is listed on the Nasdaq National Market
                                    under the symbol "DITC." On September 11, 2000, the
                                    closing sale price of our common stock, as reported on
                                    the Nasdaq National Market, was $49.125.

RISKS:                              INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF
                                    RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


    The shares offered or sold under this prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 12, 2000

                               PROSPECTUS SUMMARY

    AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "DITECH" AND "WE" REFER TO DITECH COMMUNICATIONS CORPORATION, A DELAWARE CORPORATION, ITS PREDECESSOR CALIFORNIA CORPORATION AND THE CALIFORNIA CORPORATION'S PREDECESSORS AND SUBSIDIARIES.

    Ditech designs, develops and markets equipment used in building and expanding telecommunications and cable communications networks. Our products fall into two categories, echo cancellation equipment and equipment that enables and facilitates communications over fiber optic networks. Our echo cancellation products eliminate echo, which is a significant problem in existing and emerging networks. Echo results from speech signals that are reflected back to the speaker during a telephone call, making conversation difficult. This effect is most pronounced when two people are talking over long distance, satellite, cellular, PCS or packetized networks. Our echo cancellation products use a software architecture coupled with one of the latest commercially available digital signal processors, a semiconductor device that encodes and decodes digital signals, to cancel echo and enhance the quality of voice communications. To date, the vast majority of our revenue has been derived from sales of our echo cancellation products. Our optical communications products enable the implementation of wavelength division multiplexing, or WDM, technology, a technology that enables multiple communication links to be carried on one fiber optic connection which is becoming more widely adopted by service providers to address network capacity constraints. Our optical communications products are designed to function either as stand-alone products or as a complete system known as the Optical Path Solution.

    Ditech was originally incorporated as Phone Info, Inc. in July 1983 and subsequently changed its name to Automated Call Processing Corporation, Inc. In March 1997, Automated Call Processing sold portions of its business and merged with its wholly-owned subsidiary, and the surviving entity was renamed Ditech Corporation. Ditech reincorporated in Delaware in April 1999 and changed its name to Ditech Communications Corporation. Our principal offices are located at 825 E. Middlefield Road, Mountain View, California 94043, and our telephone number is (650) 623-1300.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR OUR PRODUCTS, THE LOSS OF ANY ONE OF WHICH COULD CAUSE OUR REVENUE TO DECREASE.

    Our revenue historically has come from a small number of customers. A customer may stop buying our products or significantly reduce its orders for our products for a number of reasons, including the acquisition of a customer by another company. If this happens, our revenue and business would be materially and adversely affected. Our five largest customers accounted for over 75% of our revenue in fiscal 2000, over 65% of our revenue in fiscal 1999 and over 75% of our revenue in fiscal 1998. Qwest/LCI accounted for 57% of our revenue in fiscal 2000, and 42% of our revenue in fiscal 1999 and in fiscal 1998. Our four next largest customers accounted collectively for 20% of our revenue in fiscal 2000, 23% of our revenue in fiscal 1999 and 38% of our revenue in fiscal 1998. As an example of this risk, MCI accounted for $7.6 million, or more than 50%, of our revenue in fiscal 1997, but only $1.4 million, or approximately 11%, of our revenue in fiscal 1998. This reduction began shortly before the acquisition of MCI by Worldcom.

OUR OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, AND WE ANTICIPATE THAT THEY MAY CONTINUE TO DO SO IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

    Our quarterly operating results have fluctuated significantly in the past and may fluctuate in the future as a result of several factors, some of which are outside of our control. If revenue declines in a quarter, whether due to a loss in revenue or a delay in recognizing expected revenue, our operating results will be adversely affected because many of our expenses are relatively fixed. In particular, sales and marketing, research and development and general and administrative expenses do not change significantly with variations in revenue in a quarter. Adverse changes in our operating results could adversely affect our stock price.

    OUR REVENUE MAY VARY FROM PERIOD TO PERIOD. Factors that could cause our revenue to fluctuate from period to period include:

    - the timing or cancellation of orders from, or shipments to, existing and new customers;

    - delays outside of our control in the installation of product for our customers;

    - the timing of new product and service introductions by us, our customers, our partners or our competitors;

    - competitive pressures;

    - variations in the mix of products offered by us; and

    - variations in our sales or distribution channels.

    In particular, sales of our echo cancellation products, which historically have accounted for the vast majority of our revenue, have typically come from our major customers ordering large quantities when they deploy a switching center. Consequently, we may get one or more large orders in one quarter from a customer and then no orders the next quarter. As a result, our revenue may vary significantly from quarter to quarter.

    In addition, the sales cycle for our products are typically lengthy. Before ordering our products our customers perform significant technical evaluations, which typically last up to 90 days in the case of our echo cancellation products and up to 180 days in the case of our optical communications products. Once an order is made, delivery times can vary depending on the product ordered, with delivery times for optical communications products exceeding those for our echo cancellation products. As a result, revenue forecasted for a specific customer for a particular quarter may not occur in that quarter. Because of the potential large size of our customers' orders, this would adversely affect our revenue for the quarter.

    OUR EXPENSES MAY VARY FROM PERIOD TO PERIOD. Many of our expenses do not vary with our revenue. Factors that could cause our expenses to fluctuate from period to period include:

    - the extent of marketing and sales efforts necessary to promote and sell our products;

    - the timing and extent of our research and development efforts;

    - the availability and cost of key components for our products; and

    - the timing of personnel hiring.

    If we incur such additional expenses in a quarter in which we do not experience increased revenue, our profitability would be adversely affected and we may even incur losses for that quarter.

WE ANTICIPATE THAT AVERAGE SELLING PRICES FOR OUR PRODUCTS WILL DECLINE IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR PROFITABILITY.

    We expect that the price we can charge our customers for our products will decline as new technologies become available and as competitors lower prices either as a result of reduced manufacturing costs or a strategy of cutting margins to achieve or maintain market share. As a result, we may face reduced profitability and perhaps losses in future periods. We expect price reductions to be more pronounced in the market for our echo cancellation products, at least in the near term, due to more established competition for these products. While we intend to reduce our manufacturing costs in an attempt to maintain our margins and to introduce enhanced products with higher selling prices, we may not execute these programs on schedule. In addition, our competitors may drive down prices faster or lower than our planned cost reduction programs. Even if we can reduce our manufacturing costs, many of our operating costs will not decline immediately if revenue decreases due to price competition.

IF WE DO NOT SUCCESSFULLY DEVELOP AND INTRODUCE OUR NEW PRODUCTS, OUR PRODUCTS MAY BECOME OBSOLETE.

    We operate in an industry that experiences rapid technological change, and if we do not successfully develop and introduce our new products and our existing products become obsolete due to product introductions by competitors, our revenues will decline. Our ability to maintain and increase revenue in the future will depend primarily on:

    - continued acceptance of our Broadband Echo Cancellation System;

    - our successful introduction of a next generation echo cancellation system; and

    - our successful introduction and sale of our new optical amplifiers.

    However, we may not be able to successfully produce or market our new products in commercial quantities, complete product development when anticipated, or increase sales. These risks are of particular concern when a new generation product is introduced. As a result, while we believe we will achieve our product introduction dates, they may be delayed. Prior to fiscal 2000, sales of our 18T1 and 18E1 echo cancellation products accounted for the vast majority of our revenue. However, in fiscal 2000 sales of our fourth generation echo cancellers and our broadband system have generated the majority of our revenue growth. Shipments of our optical amplifiers began in the third quarter of calendar 1996 and accounted for substantially all of our revenue for optical communications products to date. In the past, we experienced an unforeseen delay in the development of one of our products due to the need to design around a part that did not function as anticipated and also when the first version of one of our optical communications products did not fully meet customer requirements. We have in the past experienced, and in the future may experience, similar unforeseen delays in the development of our new products. We must devote a substantial amount of resources in order to develop and achieve commercial acceptance of our new echo cancellation and optical communications products. We may not be able to address evolving demands in these markets in a timely or effective way. Even if we do, customers in these markets may purchase or otherwise implement competing products.

    CUSTOMERS MAY DELAY ORDERS FOR OUR EXISTING PRODUCTS IN ANTICIPATION OF NEW PRODUCTS WHICH WOULD DECREASE OUR REVENUES. Our customers may delay orders for our existing products in anticipation of the release of our or our competitors' new products. Further, if our or our competitors' new products substantially replace the functionality of our existing products, our existing products may become obsolete, and we could be forced to sell them at reduced prices or even at a loss.

IF WE ARE NOT ABLE TO DEVELOP SUBSTANTIAL REVENUE FROM SALES OF OUR OPTICAL COMMUNICATIONS PRODUCTS, OUR ABILITY TO GROW OUR BUSINESS MAY BE SUBSTANTIALLY IMPAIRED.

    To date, the vast majority of our revenue has been derived from sales of our echo cancellation products. If we are not able to develop substantial revenue from sales of our optical communications products, our ability to grow our business may be substantially impaired. In fiscal 1998, 1999 and 2000, we derived approximately 94.1%, 93.7% and 91.8%, respectively, of our revenue from the sale of our echo cancellation products. We expect that a substantial majority of our revenue will continue to come from sales of our echo cancellation products for the foreseeable future.

    To date, the vast majority of our optical revenue has come from a few customers, one of whom is located in the Far East. Due to our dependence on such a small number of optical customers at this time and the political and economic volatility in certain parts of the Far East, our optical revenue could be subject to abrupt and unanticipated changes in demand. Until we can diversify our optical revenue stream, both in terms of customer and geographic mix, we may experience unexpected adverse swings in optical revenue from quarter to quarter.

WE FACE INTENSE COMPETITION, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAINTAIN OR INCREASE SALES OF OUR PRODUCTS.

    The markets for our echo cancellation and optical communications products are intensely competitive, continually evolving and subject to rapid technological change. We may not be able to compete successfully against current or future competitors, including our customers. Certain of our customers also have the ability to internally produce the equipment that they currently purchase from us. In such cases, we also compete with their internal product development capabilities. We expect that competition in each of the echo cancellation and optical communications markets will increase in the future. We may not have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully.

    One of our competitors, Nortel Networks, has announced that it is developing an integrated switch, which would have echo cancellation capability built into it and would therefore eliminate the need for the echo cancellation capability provided by our products. Announcements such as these, or the commercial availability of such switches or other competing products, may cause our customers to delay or cancel orders for our products.

    Most of our competitors and potential competitors have substantially greater name recognition and technical, financial and marketing resources than we do. Such competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than we will.

IF WE DO NOT RETAIN KEY INGENUOUS (FORMERLY TELINNOVATION) PERSONNEL, WE MAY NOT BE ABLE TO REALIZE THE BENEFITS WE EXPECT FROM OUR ACQUISITION OF INGENUOUS.

    On February 1, 2000, we completed the acquisition of the assets of Ingenuous (formerly Telinnovation), Ingenuous Corporation (formerly Telinnovation Corporation) and Ingenuous Service Corporation (formerly Telinnovation Service Corporation). We believe this acquisition provides us with expanded opportunities in the newly developing voice over the internet and packet based markets where echo cancellation will be an important issue. However, our ability to successfully execute in these new markets is greatly dependent on our ability to retain the key personnel from Ingenuous. Although a significant portion of the purchase price was directly linked to continued employment over a three year period, there is no guarantee that these key employees will remain in our employment until after we have successfully penetrated these markets.

IF WE DO NOT REDUCE MANUFACTURING COSTS OF OUR PRODUCTS TO RESPOND TO ANTICIPATED DECREASING AVERAGE SELLING PRICES, OUR ABILITY TO GENERATE PROFITS COULD BE ADVERSELY AFFECTED.

    In order to respond to increasing competition and our anticipation that average selling prices will decrease, we are attempting to reduce manufacturing costs of our new and existing products. If we do not reduce manufacturing costs and average selling prices decrease, our operating results will be adversely affected. We may not be able to successfully reduce the cost of manufacturing our products due to a number of factors, including:

    WE RELY ON A LIMITED SOURCE OF MANUFACTURING. Manufacturing of our echo cancellation products and the electronic printed circuit board assemblies for our optical communications products is currently outsourced to three contract manufacturers. Until we are able to establish additional manufacturing relationships, we may not be able to successfully reduce manufacturing costs. In addition, if we or these contract manufacturers terminate any of these relationships, or if we otherwise establish new relationships, we may encounter problems in the transition of manufacturing to another contract manufacturer, which could temporarily increase our manufacturing costs and cause product delays.

    WE HAVE NO COMMERCIAL MANUFACTURING EXPERIENCE WITH OUR NEW PRODUCTS. To date we have manufactured our newer optical communications products in our facilities but not in commercial quantities. We will need to outsource the manufacturing of these products once we begin to commercially manufacture them. We may experience delays and other problems during the transition to outsourcing the manufacture of these products.

    WE OPERATE IN AN INDUSTRY EXPERIENCING RAPID TECHNOLOGICAL CHANGE, WHICH MAY MAKE OUR PRODUCTS OBSOLETE. Our future success will depend on our ability to develop, introduce and market enhancements to our existing products and to introduce new products in a timely manner to meet our customers' requirements. The echo cancellation and optical communications markets we target are characterized by:

    - rapid technological developments;

    - frequent enhancements to existing products and new product introductions;

    - changes in end user requirements; and

    - evolving industry standards.

    WE MAY NOT BE ABLE TO RESPOND QUICKLY AND EFFECTIVELY TO THESE RAPID CHANGES. The emerging nature of these products and their rapid evolution will require us to continually improve the performance, features and reliability of our products, particularly in response to competitive product offerings. We may not be able to respond quickly and effectively to these developments. The introduction or market acceptance of products incorporating superior technologies or the emergence of alternative technologies and new industry standards could render our existing products, as well as our products currently under development, obsolete and unmarketable. In addition, we may have only a limited amount of time to penetrate certain markets, and we may not be successful in achieving widespread acceptance of our products before competitors offer products and services similar or superior to our products. We may fail to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or end user requirements. We may also experience significant delays in product development or introduction. In addition, we may fail to release new products or to upgrade or enhance existing products on a timely basis.

    WE MAY NEED TO MODIFY OUR PRODUCTS AS A RESULT OF CHANGES IN INDUSTRY STANDARDS. The emergence of new industry standards, whether through adoption by official standards committees or widespread use by service providers, could require us to redesign our products. If such standards become widespread, and our products are not in compliance, our current and potential customers may not purchase our products. The rapid development of new standards increases the risk that our competitors could develop and introduce new products or enhancements directed at new industry standards before us.

IF EMERGING COMPETITIVE SERVICE PROVIDERS AND THE TELECOMMUNICATIONS INDUSTRY AS A WHOLE EXPERIENCE A DOWNTURN OR REDUCTION IN GROWTH RATE, THE DEMAND FOR OUR PRODUCTS WILL DECREASE, WHICH WILL ADVERSELY AFFECT OUR BUSINESS.

    Our success will depend in large part on continued development and expansion of voice and data communications networks. Development of communications networks is driven in part by the growth of competitive service providers that emerged as a result of the Telecommunications Act of 1996 and privatization of the telecommunications industry on a global scale. We are subject to risks of growth constraints due to our current and planned dependence on emerging competitive and privatized overseas service providers. These potential customers may be constrained for a number of reasons, including their limited capital resources, changes in regulation and consolidation.

SOME OF THE KEY COMPONENTS USED IN OUR PRODUCTS ARE CURRENTLY AVAILABLE ONLY FROM SOLE SOURCES, THE LOSS OF WHICH COULD DELAY PRODUCT SHIPMENTS.

    We rely on certain vendors as the sole source of certain key components that we use in our echo cancellation products. We have no guaranteed supply arrangements with these vendors. Any extended interruption in the supply of these components would affect our ability to meet scheduled deliveries of our echo cancellation products to customers. If we are unable to obtain a sufficient supply of these components, we could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage customer relationships, and we could lose customers and orders.

OUR BUSINESS IS GROWING, WHICH IS DIVERTING OUR MANAGEMENT'S ATTENTION FROM THE DAY TO DAY OPERATIONS OF OUR BUSINESS AND MAY REDUCE OUR ABILITY TO FOCUS ON FUTURE BUSINESS OPPORTUNITIES.

    We anticipate significantly expanding our business capacity to address potential growth in our customer base and market opportunities. Expansion of our business may strain our management personnel, operations and resources. Growth in our customer base may require us to improve our predictions of what customers are likely to need and when they will need it, which may also further strain our sales and marketing personnel. Continued growth will require us to hire more engineering, sales, marketing, operations, customer support and services, and administrative personnel and scale our research and development capability, which we may not be able to do. We may also experience problems in integrating new personnel into our corporate culture. In addition, new hires may not be productive during the time that they are being integrated into our business.

WE MAY EXPERIENCE UNFORESEEN PROBLEMS AS WE DIVERSIFY OUR INTERNATIONAL CUSTOMER BASE, WHICH WOULD IMPAIR OUR ABILITY TO GROW OUR BUSINESS.

    Historically, we have sold mostly to customers in North America. We are currently implementing our plans to expand our international presence, which will require additional hiring of personnel for the overseas market and other expenditures. Our planned expansion overseas may not be successful. As we expand our sales focus further into international markets, we will face additional and complex issues that we may not have faced before, such as addressing currency fluctuations, manufacturing overseas and import/export controls, which will put additional strain on our management personnel. In the past, substantially all of our international sales have been denominated in U.S. dollars, however, in the future, we may be forced to denominate a greater amount of international sales in foreign currencies. The number of installations we will be responsible for is likely to increase as a result of our continued international expansion. In the past, we have experienced difficulties installing one of our echo cancellation products overseas. In addition, we may not be able to establish more relationships with original equipment manufacturers. If we do not, our ability to increase sales could be materially impaired.

IF WE LOSE THE SERVICES OF ANY MEMBER OF OUR SENIOR MANAGEMENT OR KEY TECHNICAL PERSONNEL, OR ARE UNABLE TO RETAIN OR ATTRACT ADDITIONAL TECHNICAL PERSONNEL, OUR ABILITY TO CONDUCT AND EXPAND OUR BUSINESS WILL BE IMPAIRED.

    We depend heavily on Tim Montgomery, our President and Chief Executive Officer, and on other key management and technical personnel, for the conduct and development of our business and the development of our products. If we lose the services of any one of these people for any reason, this could adversely affect our ability to conduct and expand our business and to develop new products. We believe that our future success will depend in large part upon our continued ability to attract, retain and motivate highly skilled employees, who are in great demand. However, we may not be able to do so.

OUR ABILITY TO COMPETE SUCCESSFULLY WILL DEPEND, IN PART, ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH WE MAY NOT BE ABLE TO PROTECT.

    We rely on a combination of patents, trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, such measures may not be adequate to safeguard the technology underlying our echo cancellation and optical communications products. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for any such breach. In addition, we may not be able to effectively protect our intellectual property rights in certain countries. We may, for a variety of reasons, decide not to file for patent, copyright or trademark protection outside of the United States. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may be able to develop products that are equal or superior to our products without infringing on any of our intellectual property rights.

OUR PRODUCTS EMPLOY TECHNOLOGY THAT MAY INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.

    Although we do not believe that our products infringe the proprietary rights of any third parties, third parties may still assert infringement or invalidity claims (or claims for indemnification resulting from infringement claims) against us. Such assertions could materially adversely affect our business, financial condition and results of operations. In addition, irrespective of the validity or the successful assertion of such claims, we could incur significant costs in defending against such claims.

ACQUISITIONS AND INVESTMENTS MAY ADVERSELY AFFECT OUR BUSINESS

    We regularly review acquisition and investment prospects that would complement our existing product offerings, augment our market coverage, secure supplies of critical materials or enhance our technological capabilities. Acquisitions or investments could result in a number of financial consequences, including:

    - potentially dilutive issuances of equity securities;

    - large one-time write-offs;

    - reduced cash balances and related interest income;

    - higher fixed expenses which require a higher level of revenues to maintain gross margins;

    - the incurrence of debt and contingent liabilities; and

    - amortization expenses related to goodwill and other intangible assets.

    Furthermore, acquisitions involve numerous operational risks, including:

    - difficulties in the integration of operations, personnel, technologies, products and the information systems of the acquired companies;

    - diversion of management's attention from other business concerns;

    - diversion of resources from our existing businesses, products or technologies;

    - risks of entering geographic and business markets in which we have no or limited prior experience; and

    - potential loss of key employees of acquired organizations.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including the information incorporated by reference in this prospectus, includes "forward-looking statements." The words "believe," "anticipate," "expect," "intend" and other similar words intended to identify these statements as forward-looking statements. The ultimate outcome of the matters set forth in these statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus, including the documents incorporated by reference. We assume no obligation to update such forward-looking statements or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements.

                       WHERE YOU CAN GET MORE INFORMATION

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


    - Current Report on Form 8-K/A, filed September 12, 2000;


    - Amendment to Annual Report on Form 10-K/A filed on August 10, 2000;

    - Current Report on Form 8-K, filed August 10, 2000;

    - Current Report on Form 8-K, filed on August 8, 2000;

    - Annual Report on Form 10-K for the fiscal year ended April 30, 2000, filed on July 31, 2000; and

    - The description of our common stock contained in our Registration Statement on Form 8-A, filed May 28, 1999, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

       Ditech Communications Corporation
       825 E. Middlefield Road
       Mountain View, CA 94043
       (650) 623-1300

    You can also email us at our web site on the world wide web at "ditechcom.com."

    This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

    On February 1, 2000, we acquired certain assets from Ingenuous Corporation (formerly Telinnovation Corporation), Ingenuous Service Corporation (formerly Telinnovation Service Corporation), Ingenuous (formerly Telinnovation) and Richard Hardy pursuant to two Asset Purchase Agreements, each dated December 8, 1999. In consideration for such assets, we sold to these selling stockholders shares of common stock, a portion of which has been deposited into escrow to serve as security for such stockholders' indemnity and performance obligations. We agreed to register the common stock for resale, and to use our best efforts to keep the Registration Statement effective for at least 180 days.

    On July 25, 2000, we acquired Atmosphere Networks, Inc. pursuant to an Agreement and Plan of Merger and Reorganization, dated as of June 21, 2000, as amended. Certain of the stockholders of Atmosphere Networks received cash for their shares of Atmosphere Networks stock, and the remaining stockholders received shares of our common stock in exchange for their shares of Atmosphere Networks stock. A portion of the cash and the shares of common stock to which the Atmosphere Networks stockholders are entitled have been deposited into escrow to serve as security for Atmosphere Networks' indemnity obligations to Ditech. We also agreed to register the shares of our common stock issued to Atmosphere Networks stockholders for resale, and to keep the Registration Statement effective until the earlier of July 24, 2001, or the date on which all of the shares of common stock acquired by Atmosphere Networks stockholders in the merger have been sold.

    Our registration of the shares of common stock held by the selling stockholders does not necessarily mean that the selling stockholders will sell all or any of the shares.

    The following table sets forth certain information regarding the beneficial ownership of the common stock, as of July 25, 2000, by each of the selling stockholders.

    The information provided in the table below with respect to each selling stockholder has been obtained from the selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Ditech. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

    Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Applicable percentages are based on 29,335,900 shares (including 841,897 shares issued to the former stockholders of Atmosphere) outstanding on July 25, 2000 adjusted as required by rules promulgated by the SEC.

                  SHARES BENEFICIALLY OWNED PRIOR TO OFFERING

SELLING STOCKHOLDER                                          NUMBER    PERCENT    SHARES BEING OFFERED
-------------------                                         --------   --------   --------------------
Ingenuous Corporation (1).................................   14,000       *                14,000
Ingenuous Service Corporation (2).........................   56,000       *                56,000
Ingenuous Partnership (3).................................  673,334     2.30%             673,334
Nguyen Davis Living Trust Dated February 25, 1999 (4).....  212,773       *               212,773
Shvarts Living Trust Dated September 26, 1994.............  123,893       *               123,893

SELLING STOCKHOLDER                                          NUMBER    PERCENT    SHARES BEING OFFERED
-------------------                                         --------   --------   --------------------
Richard Hardy (5).........................................  120,000       *               120,000
Benchmark Capital Partners, L.P. +........................  142,151       *               142,151
Benchmark Founders' Fund, L.P. +..........................   19,867       *                19,867
CGC Investors, L.P. +.....................................    1,794       *                 1,794
Charter Growth Capital Co-Investment Fund, L.P. +.........    5,383       *                 5,383
Charter Growth Capital, L.P. +............................   28,712       *                 8,712
Comdisco, Inc. +..........................................    5,833       *                 5,833
David Britts +............................................      126       *                   126
David Leyrer +............................................      189       *                   189
Deutsche Bank AG, London +................................    4,380       *                 4,380
DBS Technology Ventures, LLC (6) +........................   10,713       *                10,713
Finlayson Investments Pte, Ltd +..........................   23,927       *                23,927
Foundation Capital Entrepreneurs Fund, LLC +..............    6,183       *                 6,183
Foundation Capital, L.P. +................................   55,649       *                55,649
Frank Quattrone +.........................................      315       *                   315
George Boutros +..........................................      189       *                   189
Institutional Venture Management VII +....................    3,128       *                 3,128
IVP Founders Fund I, L.P. +...............................    4,623       *                 4,623
Institutional Venture Partners VII +......................  151,275       *               151,275
IVP Broadband Fund, L.P. +................................    2,990       *                 2,990
John McQuillan +..........................................    4,151       *                 4,151
John McQuillan Rollover IRA +.............................      876       *                   876
John Schmidt +............................................      252       *                   252
Joseph Josephson +........................................      126       *                   126
Kanematsu USA, Inc. +.....................................    2,392       *                 2,392
Kevin Fynn +..............................................       83       *                    83
Michael Kawai +...........................................    1,196       *                 1,196
Bradford C. O'Brien & Judith M. O'Brien, Trustees UTA
  dated 7/1/92 (7) +......................................      502       *                   502
Paul Tashima +............................................      598       *                   598
Robert Horning +..........................................      252       *                   252
Ronald V. Schmidt +.......................................    1,256       *                 1,256
Bowman Capital Clipper Fund, L.P. (8) +...................      753       *                   753
Bowman Capital Crossover Fund "A", L.P. (9) +.............    1,930       *                 1,930
Bowman Capital Crossover Fund, L.P. (10) +................  140,877       *               140,877
VBW Raptor Fund, LLC +....................................    2,990       *                 2,990
Vertex Technology Fund (II) Ltd. +........................   23,926       *                23,926
William Brady III +.......................................      189       *                   189
William Lanfri +..........................................    1,770       *                 1,770
Will Weathersby +.........................................      252       *                   252
WS Investment Company 97A +...............................    1,037       *                 1,037
WS Investment Company 98A +...............................      219       *                   219
Zigmantas L. Budrikis +...................................    1,453       *                 1,453
Robert M. Newman +........................................   32,839       *                32,839
Antonio Cantoni +.........................................   23,242       *                23,242
Gary B. Pennefather +.....................................   23,242       *                23,242
CRC-BTN Trust +...........................................   32,537       *                32,537
Kevin John Neil +.........................................   11,156       *                11,156
ATRI Trust +..............................................   16,761       *                16,761
Alex Dobrushin +..........................................   13,622       *                13,622

SELLING STOCKHOLDER                                          NUMBER    PERCENT    SHARES BEING OFFERED
-------------------                                         --------   --------   --------------------
Hung L. Trang +...........................................    7,968       *                 7,968
Evan Petridis +...........................................    6,198       *                 6,198
Allen Adolph +............................................    5,230       *                 5,230
Steve Morgan +............................................    3,541       *                 3,541
GEM Consulting Pty Ltd., as trustee for the GEM Consulting
  Trust +.................................................    3,632       *                 3,632
John Nirenstein +.........................................      830       *                   830
David Zalatimo +..........................................      295       *                   295
Acuitive, Inc. +..........................................      207       *                   207
Judy Hershey +............................................      186       *                   186
Colleen Martell +.........................................      134       *                   134
Tiffany Goodyear +........................................       31       *                    31
Lynne Verbeek +...........................................       29       *                    29
CY Software +.............................................        8       *                     8
Stuart Goldstein +........................................    3,762       *                 3,762
Barry Newberger +.........................................      560       *                   560
Brian Corporation +.......................................      415       *                   415
Venkat Manickavasagam +...................................      415       *                   415
Wlodzimierz Gornisiewicz +................................      197       *                   197
Denise Savoie +...........................................      175       *                   175
Kim Hartley +.............................................       43       *                    43
Sue Gellen +..............................................      116       *                   116
Betsy Wahlquist +.........................................       19       *                    19
  TOTAL SELLING STOCKHOLDER SHARES........................                              2,041,897

------------------------

*   Less than 1% of the outstanding shares of common stock.

+  Approximately 11.3% of the shares are held in escrow pursuant to an Escrow
    Agreement, dated as of July 25, 2000, by and among Ditech, State Street Bank and Trust of California, N.A., as escrow agent, and William C. Nieto, as stockholders' agent.

(1) Formerly Telinnovation Corporation. Includes 4,667 shares held in escrow pursuant to an Escrow Agreement, dated February 1, 2000, by and among Ditech, Ingenuous Corporation, Ingenuous Service Corporation, Ingenuous, Charles Davis, David Shvarts, and U.S. Trust Company, N.A., as escrow agent. Dr. Davis is currently our Executive Vice President and Chief Technology Officer--DSP Products, as well as an executive officer, director and principal stockholder of Ingenuous Corporation.

(2) Formerly Telinnovation Service Corporation. Includes 18,666 shares held in escrow pursuant to the Ingenuous Escrow Agreement. Dr. Davis is an executive officer and director of Ingenuous Service Corporation. The Nguyen Davis Living Trust Dated February 25, 1999, of which Dr. Davis serves as trustee, is a principal stockholder of Ingenuous Service Corporation.

(3) Formerly Telinnovation. Includes 336,667 shares held in escrow pursuant to the Ingenuous Escrow Agreement. Dr. Davis is a General Partner of Ingenuous.

(4) Dr. Davis is the trustee of the Nguyen Davis Living Trust Dated February 25, 1999.

(5) Includes 40,000 shares held in escrow pursuant to the Escrow Agreement dated February 1, 2000, by and among Ditech, Richard Hardy, and U.S. Trust Company, N.A., an escrow agent.

(6) Formerly DMG Technology Ventures, L.L.C.

(7) Ms. Judith O'Brien is affiliated with WS Investment Company 97A and WS Investment Company 98A and owns approximately 12% of the shares held by such entities.

(8) Formerly Spinnaker Clipper Fund, L.P.

(9) Formerly Spinnaker Crossover Fund, L.P.

(10) Formerly Spinnaker Crossover Institutional Fund, L.P.

                              PLAN OF DISTRIBUTION

    The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may not sell all of the shares they hold. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

    - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

    - in the over-the-counter market,

    - in private transactions,

    - through options,

    - by pledge to secure debts and other obligations, or

    - a combination of any of the above transactions.

    The selling stockholders may transfer, devise or gift the shares by other means not described in this prospectus. If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

    The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    We are registering the shares of common stock on behalf of the selling stockholders. From time to time one or more of the selling stockholders may transfer, pledge, donate or assign such selling stockholders' shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of selling stockholders' shares of common stock beneficially owned by those selling stockholders who so transfer, pledge, donate or assign shares of common stock will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders.

    Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

    To comply with the securities laws of certain jurisdictions the common stock may be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

    Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

    All expenses of this registration, estimated at approximately $60,000, will be paid by Ditech. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                 LEGAL MATTERS

    Cooley Godward LLP, Palo Alto, California will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable.

                                    EXPERTS


    The financial statements of Ditech Communications Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A of Ditech as of April 30, 1999 and 2000, and for each of the three years in the period ended April 30, 2000, have been so incorporated in reliance of the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The consolidated financial statements of Atmosphere Networks, Inc. incorporated in this Prospectus by reference to the Current Report on Form 8-K/A of Ditech filed September 12, 2000, as of December 31, 1999 and 1998, and for each of the years in the two-year period ended December 31, 1999, have been so incorporated in reliance of the report of KPMG LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF SEPTEMBER 12, 2000. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.


                            ------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                    --------
Prospectus Summary................      2

Risk Factors......................      3

Forward-Looking Statements........      9

Where You Can Find More
  Information.....................     10

Use of Proceeds...................     10

Selling Stockholders..............     11

Plan of Distribution..............     15

Legal Matters.....................     16

Experts...........................     16

                                2,041,897 SHARES

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                       DITECH COMMUNICATIONS CORPORATION


                               SEPTEMBER 12, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, all of which will be paid by the registrant, in connection with the distribution of the Common Stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

SEC Registration Fee........................................  $27,223
Nasdaq Additional Listing Fees..............................   17,500
Accounting Fees.............................................    5,000
Legal Fees and Expenses.....................................    9,000
Printing and Engraving......................................      277
Miscellaneous...............................................    1,000
  Total.....................................................  $60,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Restated Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Registrant's Restated Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933.

    The Registrant has entered into indemnification agreements with each director which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

ITEM 16. EXHIBITS


       EXHIBIT
       NUMBER           EXHIBITS
---------------------   --------
        4.1*            Specimen Common Stock Certificate
        5.1**           Opinion of Cooley Godward LLP
       23.1             Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants
       23.2**           Consent of Cooley Godward LLP. Reference is made to Exhibit
                        5.1
       23.3             Consent of KPMG LLP, Independent Auditors
       24.1**           Power of Attorney (Reference to the signature page herein)


------------------------

* Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-75063) and incorporated herein by reference.


**  Previously filed.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, County of Santa Clara, State of California, on September 12, 2000.


                                                       DITECH COMMUNICATIONS CORPORATION

                                                       By:          /s/ TIMOTHY K. MONTGOMERY
                                                            -----------------------------------------
                                                                      Timothy K. Montgomery
                                                              PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                                             DIRECTOR

                               POWER OF ATTORNEY


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
           /s/ TIMOTHY K. MONTGOMERY              President, Chief Executive
     --------------------------------------         Officer and Director           September 12, 2000
             Timothy K. Montgomery                  (Principal Executive Officer)

                                                  Vice President of Finance,
             /s/ WILLIAM J. TAMBLYN                 Chief Financial Officer, and
     --------------------------------------         Secretary (Principal           September 12, 2000
               William J. Tamblyn                   Financial and Accounting
                                                    Officer)

                       *
     --------------------------------------       Chairman of the Board and        September 12, 2000
                  Pong C. Lim                       Director

                       *
     --------------------------------------       Director                         September 12, 2000
                Gregory M. Avis

                       *
     --------------------------------------       Director                         September 12, 2000
                 Peter Y. Chung

                       *
     --------------------------------------       Director                         September 12, 2000
               William A. Hasler

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
                       *
     --------------------------------------       Director                         September 12, 2000
                Kenneth E. Jones

                       *
     --------------------------------------       Director                         September 12, 2000
               Andrei M. Manoliu

                       *
     --------------------------------------       Director                         September 12, 2000
            George J. Turner, Ph.D.



*By:             /s/ TIMOTHY K. MONTGOMERY
           --------------------------------------
                   Timothy K. Montgomery
                      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER           EXHIBITS
---------------------   --------
        4.1*            Specimen Common Stock Certificate
        5.1**           Opinion of Cooley Godward LLP
       23.1             Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants
       23.2**           Consent of Cooley Godward LLP. Reference is made to Exhibit
                        5.1
       23.3             Consent of KPMG LLP, Independent Auditors
       24.1**           Power of Attorney


------------------------

* Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-75063) and incorporated herein by reference.


**  Previously filed.